Exhibit 99.1
Live Oak Bancshares Announces Appointment of Patrick T. McHenry to Board of Directors
WILMINGTON, N.C., May 8, 2025 -- Live Oak Bancshares announced the appointment of Patrick T. McHenry to its board of directors effective May 21, 2025. McHenry has also been appointed to the board of directors of Live Oak Bank.
“It is a privilege for Live Oak to have the astute financial and policy expertise of Patrick’s caliber join our board of directors,” said Live Oak Bancshares Chairman and CEO James S. (Chip) Mahan III. “His service to the U.S. government, and experience as former chairman of the House Financial Services Committee, will be a valuable addition to our leadership as Live Oak continues its mission to be America’s small business bank.”
McHenry currently lives in Washington, D.C. and serves as an advisor on public policy, financial services, fintech, and artificial intelligence matters, in addition to serving as a distinguished fellow at Georgetown University’s Psaros Center for Financial Markets and Policy. He spent 20 years in Congress and is the former Chairman of the House Financial Services Committee and U.S. Representative for North Carolina’s 10th Congressional District. During his time leading the committee, McHenry drove a robust legislative agenda focused on cryptocurrency, capital formation, AI, fintech, data privacy, and corporate governance issues, among other topics.
“Small business is a critical component of the U.S. economy, and I have long respected Live Oak Bank’s approach to supporting the capital needs of American entrepreneurs,” said McHenry. “There is a unique culture at Live Oak--one driven by an embrace of innovation and technology, two things that inspired much of my public policy work over the last 20 years. I am delighted to be part of the journey Chip and the team are on to serve small businesses in my home state of North Carolina and around the country.”
In addition to his role as Chairman of the Financial Services Committee, McHenry previously served in House Republican leadership as the Chief Deputy Whip and also served as Speaker Pro Tempore of the House in October of 2023. He is a native of Gastonia, NC and a graduate of Belmont Abbey College.
About Live Oak Bancshares
Live Oak Bancshares, Inc. (NYSE: LOB) is a financial holding company and parent company of Live Oak Bank. Live Oak Bancshares and its subsidiaries partner with businesses who share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoak.bank.
Contact:
Claire Parker
Live Oak Bank, Corporate Communications
910.597.1592
claire.parker@liveoak.bank